EXHIBIT 99.1

KRISPY KREME REACHES AGREEMENT ON RESOLUTION OF LITIGATION WITH SOUTHERN CALIFORNIA FRANCHISEE

WINSTON-SALEM, N.C., July 28, 2006 — Krispy Kreme Doughnuts, Inc. (NYSE: KKD) and its wholly-owned subsidiary, Krispy Kreme Doughnut Corporation, announced today that they have reached agreements with their Southern California franchisee, Great Circle Family Foods, LLC (“GCFF”), on an integrated transaction involving the settlement of all pending litigation between the parties. As part of the transaction, Southern Doughnuts, LLC, a wholly-owned subsidiary of Krispy Kreme Doughnut Corporation, will acquire at closing three of GCFF’s stores located in Burbank, Ontario and Orange, California, together with the related franchise rights.

Southern Doughnuts has agreed to pay GCFF $2.9 million for the acquired stores and related assets, with $400,000 having already been paid upon the signing of the agreements and $2.5 million to be paid upon the parties’ satisfaction of certain closing conditions. The parties anticipate closing the transaction in mid-to-late August. Under the agreements, Krispy Kreme, GCFF and related parties exchanged mutual releases and dismissals regarding the pending litigation and arbitration, which releases and dismissals will remain in effect unless Southern Doughnuts fails to remit the balance of the consideration owed. In addition, the parties contemplate negotiating and entering into an option agreement under which Krispy Kreme will have the option to acquire 100% of the equity of GCFF for nominal consideration, exercisable following a due diligence period to be agreed to by the parties.

“This agreement is another step in the turnaround of Krispy Kreme,” said Daryl Brewster, President and Chief Executive Officer of Krispy Kreme. “We look forward to gaining the rights to several profitable stores in the Southern California market and continuing to serve our customers there.”

Founded in 1937 in Winston-Salem, North Carolina, Krispy Kreme is a leading branded retailer and wholesaler of high-quality doughnuts, including its signature Hot Original Glazed™. There are currently approximately 300 Krispy Kreme stores and 90 satellites operating systemwide in the United States of America, Australia, Canada, Mexico, South Korea and the United Kingdom. Krispy Kreme can be found on the Internet at http://www.krispykreme.com.

Information contained in this press release, other than historical information, should be considered forward-looking. Forward-looking statements are subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on Krispy Kreme's operating results, performance or financial condition are the outcome of the pending formal investigation by the United States Securities and Exchange Commission and the investigation by the United States Attorney's Office for the Southern District of New York, the pending shareholder class action, the pending shareholder derivative action, the pending ERISA class action, further actions by the Special Committee, our auditors' ongoing review of our financial statements, actions taken by lenders to the Company and its joint ventures and actions taken by our franchisees, dependence on the ability of our franchisees to execute on their business plans, supply issues, changes in consumer preferences and perceptions, the failure of new products or cost saving initiatives to contribute to financial results in the timeframe or amount currently estimated and numerous other factors discussed in Krispy Kreme's periodic reports and proxy statements filed with the Securities and Exchange Commission.

Contact:
James Golden
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449 ext. 121